Exhibit 99.1

SENSIENT APPOINTS INDEPENDENT LEAD DIRECTOR;
UPDATES LONG-TERM INCENTIVE PLAN EQUITY GRANTS TO BE 100% PERFORMANCE-BASED

MILWAUKEE – March 13, 2014 – Sensient Technologies Corporation (NYSE: SXT) announced today that its Board of Directors has appointed Dr. Elaine R. Wedral to the newly created position of Lead Director.  Dr. Wedral joined Sensient’s Board in 2006 and will continue to serve on the Board's Finance and Scientific Advisory Committees.

Sensient also announced that, beginning in December 2014, 100% of the equity grants to Company officers under its long-term equity incentive compensation plan, as outlined in the 2007 Stock Plan, will be performance-based in accordance with performance requirements established by the Board’s Compensation and Development Committee.  Previously, 50% of equity grants were performance-based.

“Today’s actions are important additional steps in our ongoing efforts to enhance our corporate governance practices,” said Kenneth P. Manning, Chairman of the Board.  “We are pleased to appoint Dr. Wedral, a valuable contributor to the Board with diverse, relevant experience, to the important new role of independent lead director.  In addition, the changes we are making to our pay practices create an industry-leading long-term incentive compensation plan and further align the interests of our officers with our shareholders and the long-term success of the Company.”

Commenting on her appointment, Dr. Wedral said, “I am pleased to be taking on this additional role while continuing to work with the Board and management team to achieve the Company’s strategic goals and deliver sustainable long-term value to shareholders.”

In her new role, Dr. Wedral will, among other responsibilities, coordinate the activities of the independent and non-management directors, serve as principal liaison between the Chairman and the independent directors and review all information sent to the Board.

Dr. Wedral has served as President of the International Life Sciences Institute-North America, an organization that provides a forum for academic, government and industry scientists to identify important nutrition and food safety issues and work toward solutions.  She also serves on the editorial board of Food Processing magazine, on the board of the Women’s Global Health Institute at Purdue University and continues to work with several industry groups and universities on food science issues in an advisory capacity.  From 1972 to 2006, Dr. Wedral served in key R&D capacities with the Nestle Company, including as President of Nestle R&D Center, Inc. and director of Nestle R&D Food Service Systems Worldwide from 2000 to 2006 and as President of all Nestle U.S. R&D Centers from 1988 to 1999.  Dr. Wedral holds over 38 U.S. and European patents in food science, chemistry and foodservice systems to deliver foods and beverages, most related to food flavors and colors and food fortifications.  She has a B.S. degree in Biochemistry from Purdue University, where she graduated with honors, and an M.S. degree in Microbiology and a Ph.D. in Food Chemistry, both from Cornell University.

ADDITIONAL INFORMATION

In connection with its 2014 Annual Meeting of Shareholders, Sensient will file a proxy statement and other documents regarding the 2014 Annual Meeting of Shareholders with the Securities and Exchange Commission (“SEC”) and will mail the definitive proxy statement and a proxy card to each shareholder of record entitled to vote at the 2014 Annual Meeting of Shareholders. SHAREHOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, from Sensient at its website, www.sensient.com, or by writing to Sensient Technologies Corporation, 777 East Wisconsin Avenue, Milwaukee, WI 53202, Attention: Investor Relations.

PARTICIPANTS IN SOLICITATION

The Company and its directors are considered to be participants, and the Company's executive officers may participate, in the solicitation of proxies in connection with the 2014 Annual Meeting.

Information concerning the Company’s participants is set forth in the proxy statement, dated March 14, 2013, for its 2013 Annual Meeting of Shareholders as filed with the SEC on Schedule 14A, in the Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and in Forms 3, 4 and 5 as filed with the SEC by the Company’s directors and executive officers.  Additional information regarding the interests of participants of the Company in the solicitation of proxies in respect of the 2014 Annual Meeting of Shareholders and other relevant materials will be filed with the SEC when they become available.

This release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management's current assumptions and estimates of future economic circumstances, industry conditions, Company performance and financial results.  A variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results, including, but not limited to the factors noted in this press release and in the Management's Discussion and Analysis in our most recently filed annual report on Form 10-K for the year ended December 31, 2013. The forward-looking statements in this press release speak only as to the date of this release.  Sensient Technologies Corporation expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.

ABOUT SENSIENT TECHNOLOGIES

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances.  Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty and fine chemicals.  The Company's customers include major international manufacturers representing most of the world's best-known brands.  Sensient is headquartered in Milwaukee, Wisconsin.

www.sensient.com

CONTACT:
Dick Hobbs
414-347-3706